Exhibit 10.6

TO:    [Name]

August     , 2006

2007-08-09

LONG TERM INCENTIVE (LTI) AWARD

UNDER PERFORMANCE BONUS PLAN

Dear                 :

On August 16, 2006, the Human Resources and Compensation Committee of the Board of Directors (the “Committee”) authorized an LTI award (the “Award”) to you under the Corporation’s Performance Bonus Plan, which was approved by the shareholders of the Corporation on October 26, 2005, so that payments made hereunder may be qualified as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986 and Section 1.162-27 of the Treasury Regulations promulgated thereunder. Your Award is in the target amount of                  restricted shares of the Common Stock of the Corporation (the “Target Amount”). The Award is subject to the following terms and conditions:

1. The payout under the Award will be determined by comparing the Corporation’s results to the performance of the Corporation’s peer group listed on attached Exhibit A (“Peers”) for the measurements indicated below (the “Performance Measures”) for fiscal years 2007, 2008 and 2009 (the “Performance Period”). The Target Amount will be weighted as follows for each Performance Measure (each a “Weighted Target”):

Performance Measure	Weight
Revenue Growth	20%
Earnings Per Share (EPS) Growth	40%
Return on Capital (ROC)	40%

Revenue growth, EPS and ROC for the Corporation and the Peers shall be calculated by reference to sales and income from continuing operations.

You will receive a payout of 100% of the Weighted Target for each Performance Measure if the Corporation ranks in the 55th percentile among the Peers in the applicable Performance Measure. Percentile rankings above or below the 55th percentile for the Performance Period among the Peers for any Performance Measure will result in a lesser or greater payout for each Weighted Target in accordance with the following table:

Percentile Ranking:	≤	35th	45th	55th	65th	≥	75th
Payout %:		0	50	100	150		200

For each Performance Measure, the Corporation’s ranking must be above the 35th percentile among the Peers for the Performance Period in order to receive a payout for the applicable Weighted Target. The total payout under the Award (“Payout”) will be determined by adding together the payouts for each of the Performance Measures.

In light of the impact of the adoption of FAS 123R by the Corporation on July 1, 2005 (which requires the expensing of equity-based compensation), in order to make a valid Peer comparison when the date of adoption for the Corporation and any of its Peers is not the same, the calculation of each Performance Measure for each Peer who has not adopted FAS 123R will be adjusted to include the pro forma expense for equity-based compensation reported by such Peers in the footnotes to their published financial statements; provided, however, that if such pro forma expense is not readily available for all such Peers, then the calculation of each Performance Measure for the Corporation and each Peer which has adopted FAS 123R will be adjusted to remove the effect of the expense for equity-based compensation.

Peers which do not publish stand-alone financial results for the entire Performance Period as a result of going private, acquisition, or any similar transaction will be removed from the list of Peers. Peers which merge during the Performance Period will remain as Peers only if they are the surviving entity of the merger. Any Peer which has publicly announced the need to restate its financial statements for any portion of the Performance Period, but has not yet published such restatement, will be excluded from the Peer comparisons for any Performance Metric in which its result is better than the Corporation’s result. Any Peer which has not published financial statements for the entire Performance Period due to the publicly announced need to restate its financial statements will be removed from the list of Peers.

2. The Payout earned under the Award will be paid after the end of the Performance Period.

3. If you retire (at or after age 60, or earlier with the consent of the Committee), die or become disabled during the Performance Period, you will be entitled to receive a pro rata share of the Payout ultimately earned during the Performance Period based upon the number of full calendar quarters worked during the Performance Period. Termination of employment for any other reason during the Performance Period will result in forfeiture of your Award.

4. Except as otherwise provided herein, if you are actively employed by the Corporation at the time of the Payout, you will receive the Payout in the form of restricted shares of the Common Stock of the Corporation (the “Restricted Shares”). The Restricted Shares will be subject to the terms and conditions imposed by the Committee at the time of issuance.

5. You may elect, in accordance with rules established by the Corporation, to receive your Payout in the form of a credit to your Executive Deferral Plan (“EDP”) account. If such an election is timely made, you will receive your Payout in the form of a credit to your EDP account as of July 1, 2009 in an amount equal to the number of Restricted Shares earned under the Award multiplied by the closing price of the Corporation’s Common Shares on the New York Stock Exchange on June 30, 2009 (the “Cash Equivalent”)

6. If you are not an active employee of the Corporation at the time of the Payout pursuant to the Award, your Payout will be in the form of cash equal to the Cash Equivalent, unless you have made the EDP election specified in Section 5.

7. In the event of a “Change in Control of the Company” (as defined in the Corporation’s Change in Control Severance Agreements), you will receive an amount in cash under the Award within fifteen (15) days following the date of the Change in Control equal to the greater of (a) the amount equal to (i) the Target Amount of Restricted Shares multiplied by (ii) the Stock Price (as hereinafter defined); or (b) the amount equal to (i) what your Payout in Restricted Shares would have been had the Corporation’s percentile ranking against the Peers for each of the Performance Measures during the Performance Period through the end of the fiscal quarter immediately preceding the date of the Change in Control continued throughout the Performance Period at the same level, multiplied by (ii) the Stock Price. As used herein, the “Stock Price” shall mean the closing price for the Corporation’s shares on the New York Stock Exchange on July 1, 2006, or on the date of the Change in Control, whichever is higher.

8. You will receive the Payout in the form described above following certification of the calculation of the Performance Measures and the Payout by the Committee at the end of the Performance Period. The Committee retains the ability to reduce the Payout at its sole discretion. The amount of the Payout is also subject to the payout limitations set forth in Section 5(c) of the Bonus Plan.

9. The Award is subject to all terms, conditions and provisions of the Bonus Plan to the extent not specifically addressed herein. In the event of any conflict between the terms of the Bonus Plan and the Award, the Bonus Plan shall prevail.

Please acknowledge receipt of the Award and indicate your agreement with the terms hereof by signing and returning a copy to me as soon as possible.

Thomas A. Piraino, Jr.

Vice President, General Counsel

    And Secretary

Receipt Acknowledged and Agreed:

Date:
[Name]

Exhibit A

to

2007-08-09 LONG TERM INCENTIVE (LTI) AWARD

UNDER PERFORMANCE BONUS PLAN

Peers

Caterpillar Inc.

Cooper Industries, Ltd.

Cummins Inc.

Danaher Corporation

Deere & Company

Dover Corporation

Eaton Corporation

Emerson Electric Co.

Flowserve Corporation

Goodrich Corporation

Honeywell International Inc.

Illinois Tool Works Inc.

Ingersoll-Rand Company Limited

ITT Industries, Inc.

Johnson Controls, Inc.

Pall Corporation

Rockwell Automation, Inc.

SPX Corporation

Textron Inc.